UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2007
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction of incorporation)	Commission File Number)	(I.R.S. Employer Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     As previously disclosed in our Current Report on Form 8-K filed on December 20, 2006, we and TRM (Canada) Corporation, our Canadian subsidiary, entered into an agreement with EZEE ATM LP (“Ezee”) to sell substantially all of the assets of our Canadian ATM business to Ezee. On January 12, 2007, TRM (Canada) Corporation completed the sale to Ezee. After closing adjustments, the purchase price was CDN$12,647,533. The price is subject to post-closing adjustment including, principally, adjustments related to (i) our completion by February 28, 2007 of triple DES upgrades for the ATMs being transferred, (ii) the amount of accounts payable at closing, (iii) whether ATMs in operation and managed under the license agreement with our largest Canadian customer as of February 28, 2007 exceed the baseline amount in operation under the agreement and (iv) the obtaining of certain consents and/or confirmations that were not obtained prior to closing, resulting in a holdback of CDN $720,000. If such consents and/or confirmations are obtained by February 9, 2007, up to an additional CDN $720,000 will be payable by Ezee to us, with the exact amount dependent on the terms and conditions of such consents and/or confirmations. CDN$1,000,000 of the purchase price is held in escrow as security for any indemnification claims that may be made by Ezee.
     Neither we, TRM (Canada) Corporation nor our affiliates have any material relationship with Ezee or its affiliates.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION
	By:	/s/ Daniel E. O’Brien
		Name:	Daniel E. O’Brien
Date: January 19, 2007		Title:	Chief Financial Officer